Exhibit 10.2

TERMINATION OF ADMINISTRATIVE SERVICES AGREEMENT

This Termination of Administrative Services Agreement, dated as of August 16, 2010 (this “Agreement”), by and among Buyer, ICx Technologies, Inc., a Delaware corporation (the “Company”), and Wexford Capital LP, a Delaware limited partnership that is a successor by merger to Wexford Capital LLC, Connecticut limited liability company (“Wexford”)

WHEREAS, as of the date hereof, the Company and Wexford are parties to an Administrative Services Agreement, dated as of October 1, 2005, as amended as of October 1, 2006 (as amended, the “Services Agreement”);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof by and among FLIR Systems, Inc., an Oregon corporation (“Parent”), Indicator Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Parent and Merger Sub have requested that Wexford, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, Wexford has agreed to, enter into this Agreement;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Agreement to Terminate. Notwithstanding any other provision of the Services Agreement to the contrary, the parties hereby agree that upon the Effective Time (a) other than as set forth below, the Services Agreement shall automatically terminate in all respects (without any further action on the part of any party hereto) and shall be of no further force or effect except as set forth in this Agreement and (b) any requirement for notice with respect to the termination of the Services Agreement is hereby waived.

2.	Reimbursement of Reimbursable Expenses.

(a)	Prior to the Effective Time, Wexford may submit to the Company bills for reimbursement and related documentation concerning any not yet reimbursed reimbursable expenses under Section 4 of the Services Agreement, and all such bills shall be paid by the Company to Wexford consistent with the customary practice between Wexford and the Company, but in any event not later than the date on which the Effective Time occurs.

(b)	In the event that there are any reimbursable expenses under Section 4 of the Services Agreement that were not covered by bills submitted by Wexford pursuant to Section 2(a) of this Agreement, Wexford may submit to the Company bills for reimbursement and related documentation once the amounts of such reimbursable expenses are known, and each such bill shall be paid by the Company to Wexford within five Business Days following receipt by the Company of such bill.

3.	Indemnification. The provisions of Section 6 (Exculpation; Indemnification), Section 9 (No Raid) and Section 10 (Miscellaneous) of the Services Agreement shall survive termination of the Services Agreement.

4.	Termination. In the event that the Merger Agreement shall be terminated without the Effective Time having occurred, this Agreement shall terminate at the same time as such termination.

5.	Miscellaneous.

(a)	Further Assurances. The parties will, from time to time, execute and deliver, or cause to be executed and delivered, such additional documents or take, or cause to be taken, such additional acts as may be necessary to give full effect to the terms and intent of this Agreement.

(b)	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(c)	Entire Agreement. This Agreement, together with the Services Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(d)	Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

(e)	Amendments. The parties hereto may only modify or amend this Agreement by a written agreement executed and delivered by duly authorized signatories of the respective parties which expressly states that it is intended to modify or amend this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

ICX TECHNOLOGIES, INC.

By:	/s/ Colin Cumming
	Name:	Colin Cumming
	Title:	CEO

WEXFORD CAPITAL LP

By:	/s/ Joseph M. Jacobs
	Name:	Joseph M. Jacobs
	Title:	President